CONSULTING AGREEMENT

AGREEMENT made as of the 13th  day of January, 2011, by and between Cedar Shopping Centers, Inc., a Maryland corporation (the “Company”), and Frank C. Ullman (the “Consultant”).

W I T N E S S E T H:

WHEREAS, the Consultant is employed by the Company as its Vice President in charge of due diligence; and

WHEREAS, effective February 1, 2011 (the “Effective Date”) the Consultant has determined to voluntarily retire from the Company, to voluntarily terminate the employment relationship and to become a consultant to the Company; and

WHEREAS, the Company desires to have the Consultant’s expertise and services available to the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties contained herein, the sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.           Termination of Employment.  Effective on the Effective Date, Consultant hereby resigns as an officer and employee of the Company and as an officer, director and/or employee of any subsidiary or any entity in which the Company owns directly or indirectly any interest.  On the Effective Date, the Employment Agreement shall be terminated, be of no further force and effect and neither party shall have any further rights or obligations thereunder, except that the provisions of Sections 5.3, 5.4, 6 and 17 of the Employment Agreement (including the definitions related thereto) shall remain in full force and effect.

2.           Term and Termination.  Effective on the Effective Date, the Company engages the Consultant, and the Consultant hereby accepts engagement by the Company, upon the terms and conditions hereinafter set forth for the period (the “Consulting Period”) ending January 31, 2012 (the “Termination Date”), unless extended by the parties (subject to approval by the Company’s Board of Directors) and unless the Company or the Consultant provides to the other party hereto not less than 90 days’ prior written notice of termination before the Termination Date.  In the event of the death of the Consultant during the Consulting Period, the Consulting Period shall terminate on the date of death.

3.           Services.  During the Consulting Period, Consultant shall perform such due diligence and closing services in connection with acquisitions, dispositions, property financings etc. as previously provided by the Consultant as reasonably requested by the Chief Executive Officer, the Chief Operating Officer or the Vice President of Acquisitions.  The Consultant shall be available to the Company at its offices for such periods as shall be agreed between Consultant and such requesting officer of the Company.  In performing the services hereunder, the Consultant will use his best reasonable efforts to promote the business and interests of the Company and shall comply with the Company’s policies and procedures.

4.           Compensation.  (a)  In consideration for the services to be rendered by the Consultant pursuant hereto, the Company hereby agrees to pay the Consultant the amount of $600 per day for each day during which he works at least four hours, payable at the end of each month based on the number of days such services were performed with a minimum payment during the initial term only of this Agreement of $75,000.

(b)           The Company shall reimburse the Consultant for all reasonable and necessary business expenses incurred by the Consultant on behalf of the Company in the course of Consultant’s duties hereunder upon presentation by the Consultant of appropriate vouchers thereof, including expenses for travel, lodging, meals, computer, blackberry and/or cellular phone.

(c)           The Company shall make available to Consultant at Company’s cost, work space at the Company’s offices at 44 South Bayles Avenue in Port Washington, New York, including a desk and desk chair, and a desk-top computer comparable to that of other management employees, use of telephone for Company business, and other normal amenities of the workplace during the effectiveness of this Agreement.

(d)           The Consultant shall not be eligible for the Company’s bonus plans or long term stock award plans.  Any long-term stock award previously granted to consultant shall vest after one year.

(e)           Consultant shall be eligible to participate in the Company’s health insurance programs for a period of six months; thereafter he may participate only at his cost if he is eligible therefor.

5.           Acts of the Consultant.  The obligations of the Consultant described in this Agreement consist solely of providing the services described herein.  In no event shall the Consultant make decisions for the Company.  All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by the Consultant hereunder, shall be those of the Company or such affiliates.

6.           Independent Contractors.  The Company and the Consultant acknowledge that they are entering into this Agreement as independent contractors and that this Agreement shall not create and shall not be construed to create a relationship of principal and agent, joint venturers, co-partners, employer and employee, master and servant or any similar relationship between the Company and the Consultant.

7.           Non-Disparagement.  Each of the Consultant and the Company agrees not to make any statements which are false, defamatory or derogatory in any respect, either orally or in writing, about the other, the Company, the business of the Company or the Company’s officers, directors or employees.

8.           Entire Agreement; Amendment; Waiver.  This Agreement contains the entire understanding of the parties as to the subject matter hereof and except as otherwise provided herein fully supersedes all prior agreements and understandings between the parties as to such subject matter.  This Agreement may not be amended, supplemented, canceled or discharged except by a written instrument executed by the party as to whom enforcement is sought.

9.           Notices.  All notices, requests, demands and other communications provided for by this Agreement shall be in writing and mailed in the United States enclosed in a registered or certified post-paid envelope, return receipt requested, or transmitted by facsimile, or delivered by same-day or overnight courier service, and addressed to the addresses of the respective parties stated below or to such changed addresses as such parties may fix by notice:

To the Company:

Cedar Shopping Centers, Inc.
44 South Bayles Avenue
Port Washington, NY 11050
Attention: President
Fax No.: (516) 767-6497

To the Consultant:

Frank C. Ullman
1 Toms Lane, Unit 2C
Port Washington, NY 11050

provided, however, that any notice of change of address shall be effective only upon receipt.  Any such notice shall be deemed to have been received on the date delivered to or received at the premises (as evidenced by the date noted on the return receipt, facsimile transmission receipt or courier receipt).

10.           Successors and Assigns.  This Agreement is personal in its nature to the Consultant and the Consultant shall not, without the consent of the Company, assign or transfer this Agreement or any rights or obligations hereunder.  The Company may freely transfer the Agreement to any person or entity then conducting the business of the Company.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon the Consultant.

11.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.

12.           Headings.  The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

13.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all such counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have hereunder set their hands the day and year first above written.

Cedar Shopping Centers, Inc.

By:	/s/ Leo S. Ullman
Name: Leo S. Ullman
Title: Chief Executive Officer

/s/ Frank C. Ullman
Frank C. Ullman